Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 23, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Quality Alliance Group, Inc.
Chesterfield, Virginia

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10, General Form for Registration of Securities under Section 12(b) or (g) of the Securities Exchange Act of 1934, filed by Quality Alliance Group, Inc. of our report dated November 20, 2008, relating to the financial statements of Quality Alliance Group, Inc., a Nevada Corporation, for the period ending June 30, 2008.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC